Management Update
                                                           November 15, 2004
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Forward Looking Statements and Other Information

This presentation contains certain forward-looking statements which have been prepared by management of MDC, and is based on management's judgment of the most likely set of accounting adjustments as of November 15, 2004. The assumptions used in the preparation of this information, although considered reasonable by management of MDC at the time of preparation, may prove to be incorrect. Recipients are cautioned that the information is based on assumptions as to many factors and that there is a significant risk that actual accounting adjustments will vary from the adjustments forecast and such variations may be material.



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Reasons for delay


o        MDC appointed KPMG as auditor in 1st quarter 2004.

o As 2004 is the first year of KPMG audit of MDC Partners, they started a more detailed review during the 3rd quarter.

o Some complex items for which there has been different interpretation by KPMG.

o Issues identified will primarily result in non-cash, non-recurring adjustments.

o        KPMG review on-going on these matters.

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Summary of Issues

o        Stock based compensation

o        Deferred financing costs

o        Embedded derivative in exchangeable notes secured by shares of Custom
         Direct

o Secured Products - % of completion versus completed contract accounting

o        Status of litigation accrual recorded in 2001

o        Other matters

         o        Real estate joint venture

         o        Review of Variable Interest Entities (FIN 46)

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Stock based compensation


o Stock options granted to a former employee who now is a consultant to Company.

o        Merger of Maxcomm and MDC

         o        Expense adjustment related to unvested options

         o        Incremental value to vested options

o        Impact of these items is expected to be:

         o Q3 2003 - an increase in Goodwill of $1.1 million with a corresponding increase in APIC

         o Q3 2003 to Q2 2004 - increase Stock Based Compensation Expense of $0.1 million per quarter with corresponding adjustment to APIC.

         o Q3 2004 - increase Stock Based Compensation Expense of $0.3 million per quarter with corresponding adjustment to APIC

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Timing of write-off of deferred financing fees

o Deferred financing fees of $3.1 million were written off in 4th quarter 2003. The fees related to:

         o        $39.4 million bank provided credit facility

         o        $39.8 million subordinated debentures

o Rationale for write-off in Q4 2003 was that debt would be refinanced in short-term

o GAAP state that deferred financing fees should be written off when debt is repaid.

o        Debt was repaid in Sept. 2004

o        Impact is expected to be:

         o 4Q 2003 - increase of approximately $3.1 million in "Net Gain (Loss) on Asset Disposition and Other Charges"

         o 1Q and 2Q 2004 - increase in "Interest Expense" of $0.5 and $0.6 million, respectively,

         o 3Q 2004 - increase in "Interest Expense" of $0.8 million and write off of $1.2 million recorded as "Write-off of Deferred Finance Charges".


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Adjustable Rate Exchangeable Securities redeemed in February 2004

o        Adjustable Rate Exchangeable Securities redeemed in February 2004

o        Adjustable Rate Exchangeable Note ("Note") issued December 1, 2003.

o Note was exchangeable into units of the Custom Direct Income Fund ("CDIF") contingent on certain events.

o This exchangeable feature has been determined to be an embedded derivative under FASB 133 / 138.

o The Company is required to fair value the embedded derivative at December 31, 2003.

o        The impact on the financial statements is expected to be:

         o 4Q 2003 - Reduction of "Net Gain (Loss) on Asset Dispositions and Other Charges" and a corresponding increase in "Long-Term Debt" (A) by the fair value of the embedded derivative.

         o 4Q 2003 and 1Q 2004 - Increase in "Interest Expense" of $0.1 million and $0.2 million, respectively to account for the amortization of debt issuance costs (B).

         o 1Q 2004 - Note was settled with units of CDIF. Impact is an increase in the "Net Gain (Loss) on Asset Dispositions and Other Charges" which approximates the sum of A + B from above.

         o No impact from this matter on balance sheet at March 31, 2004.

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Secured Products contract terms

o Many of the client contracts with MDC's Secured Products business ("SPI") are long-term and involve multiple deliverables to the customer.

o MDC reviews the terms of each client arrangement and determines the accounting treatment based on the application of GAAP.

o All of the products manufactured by SPI are made pursuant to specific client orders containing volumes and specifications. There is no non-client inventory of finished products

o As a result of certain changes in June 2003 (EITF 00-21) of the circumstances necessary for a company to use the % of completion accounting method, KPMG believes it is more appropriate for some of the SPI contracts to be accounted for on a completed contract basis.

o The cumulative impact of these changes is not expected to be significant.

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Status of litigation accrual


o In 2001, MDC took a provision for expected losses related to exiting a former business, including costs of associated litigation.

o Events occurring during the 2nd and 3rd quarter 2004 have led to a determination that the remaining accrual may no longer required.

o        The accrual at September 30, 2004 is $2.3 million.

o A modification, if any, would result in an increase in operating income and a corresponding reduction in Accounts Payable and Other Liabilities.

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Other Matters


o        Real estate joint venture

o        Review of variable interest entities.

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Conclusion / Next Steps


o        All items are non-cash items.

o        No impact on operations of business

o        Auditors to complete work on issues discussed

o        File amended quarterly filings.